As filed with the Securities and Exchange Commission on June 14, 2024

Registration No. 333-  _______

UNITED STATES

SECURITIES AND EXCHANGE COMMISSION

WASHINGTON, D.C. 20549

FORM S-8

REGISTRATION STATEMENT

UNDER THE SECURITIES ACT OF 1933

Vistagen Therapeutics, Inc.

(Exact name of registrant as specified in its charter)

Nevada	20-5093315
(State or Other Jurisdiction of	(I.R.S. Employer
Incorporation or Organization)	Identification No.)

343 Allerton Avenue

South San Francisco, California 94080

(Address of Principal Executive Offices)

Vistagen Therapeutics, Inc. Amended and Restated 2019 Omnibus Equity Incentive Plan, as amended

Vistagen Therapeutics, Inc. 2019 Employee Stock Purchase Plan, as amended

(Full title of the plan)

Shawn K. Singh

Chief Executive Officer

Vistagen Therapeutics, Inc.

343 Allerton Avenue

South San Francisco, California 94080

(Name and address of agent for service)

(650) 577-3600

(Telephone number, including area code, of agent for service)

Copies to:

Jessica R. Haskell Associate General Counsel and Corporate Secretary Vistagen Therapeutics, Inc. 343 Allerton Avenue South San Francisco, CA 94080 (650) 577-3600	Daniel W. Rumsey, Esq. Jack Kennedy, Esq. Disclosure Law Group, a Professional Corporation 600 West Broadway, Suite 700 San Diego, CA 92101 (619) 272-7050

Indicate by check mark whether the registrant is a large accelerated filer, an accelerated filer, a non-accelerated filer, a smaller reporting company or an emerging growth company. See the definitions of “large accelerated filer,” “accelerated filer,” “smaller reporting company,” and "emerging growth company" in Rule 12b-2 of the Exchange Act.

Large Accelerated filer	☐	Accelerated filer	☐
Non-accelerated filer	☒	Smaller reporting company	☒
		Emerging growth company	☐

If an emerging growth company, indicate by check mark if the registrant has elected not to use the extended transition period for complying with any new or revised financial accounting standards provided pursuant to Section 7(a)(2)(B) of the Securities Act. ☐

EXPLANATORY NOTE

This Registration Statement on Form S-8 (the “Registration Statement”) is filed by Vistagen Therapeutics, Inc. (the “Registrant”) to register (i) an additional 4,400,000 shares (the “Additional 2019 Plan Shares”) of its common stock, $0.001 par value per share (“Common Stock”), issuable pursuant to the Registrant’s Amended and Restated 2019 Omnibus Equity Incentive Plan, as amended on September 25, 2023 and May 29, 2024 (the “2019 Plan”); and (ii) an additional 966,666 shares (the “Additional ESPP Shares”) of its Common Stock issuable pursuant to the Registrant’s 2019 Employee Stock Purchase Plan, as amended on May 29, 2024 (the “2019 ESPP)”.

The Additional 2019 Plan Shares registered on this Registration Statement, along with the shares of Common Stock registered on the previous Registration Statements on Form S-8 (File No. 333-234026 and File No. 333-259779), amount to a total of 5,000,000 shares of registered Common Stock authorized for issuance under the 2019 Plan as of the date of this Registration Statement.

The Additional 2019 ESPP Shares registered on this Registration Statement, along with the shares of Common Stock registered on the previous Registration Statement on Form S-8 (File No. 333-234026), amount to a total of 1,000,000 shares of registered Common Stock authorized for issuance under the 2019 ESPP as of the date of this Registration Statement.

PART I

INFORMATION REQUIRED IN THE SECTION 10(a) PROSPECTUS

Item 1.  Plan Information.

The information called for by Part I of Form S-8 is omitted from this Registration Statement in accordance with Rule 428 of the Securities Act of 1933, as amended (the “Securities Act”), and the instructions to Form S-8. In accordance with the rules and regulations of the Securities and Exchange Commission (the “Commission”) and the instructions to Form S-8, such documents are not being filed with the Commission either as part of this Registration Statement or as prospectuses or prospectus supplements pursuant to Rule 424.

PART II

INFORMATION REQUIRED IN THE REGISTRATION STATEMENT

Item 3. Incorporation of Documents by Reference

The following documents, which have been previously filed by the Registrant with the Commission, are hereby incorporated by reference in this Registration Statement:

●	our Annual Report on Form 10-K for the year ended March 31, 2024, filed on June 11, 2024;

●	our Definitive Proxy Statement on Schedule 14A, filed on April 16, 2024;

●	our Current Reports on Form 8-K, filed on April 1, 2024, April 26, 2024, May 24, 2024 and May 31, 2024; and

●

the description of our Common Stock contained in the Registration Statement on Form 8-A filed pursuant to Section 12(b) of the Securities Exchange Act of 1934, as amended (the Securities Act) on May 3, 2016, including any amendment or report filed with the Commission for the purpose of updating this description.

Until such time that a post-effective amendment to this Registration Statement has been filed which indicates that all securities offered hereby have been sold or which deregisters all securities remaining unsold at the time of such amendment, all documents subsequently filed by the Registrant pursuant to Sections 13(a), 13(c), 14 and 15(d) of the Securities Exchange Act of 1934, as amended, shall be deemed to be incorporated by reference in this Registration Statement and to be a part hereof from the date of filing of such documents. Any statement contained herein or in a document incorporated or deemed to be incorporated by reference herein shall be deemed to be modified or superseded for purposes of this Registration Statement to the extent that a statement contained herein or in any subsequently filed document which is also deemed to be incorporated by reference herein modifies or supersedes such statement. Any such statement so modified or superseded shall not be deemed, except as so modified or superseded, to constitute a part of this Registration Statement.

Item 4. Description of Securities

Not applicable.

Item 5. Interests of Named Experts and Counsel

Not applicable.

Item 6. Indemnification of Directors and Officers

Limitations of liability and indemnification

Our amended and restated bylaws (“Bylaws”) provide that we will indemnify our directors, officers and employees to the fullest extent permitted by the Nevada Revised Statutes (“NRS”).

If the NRS are amended to authorize corporate action further eliminating or limiting the personal liability of a director, then the liability of our directors will be eliminated or limited to the fullest extent permitted by the NRS, as so amended. Our Restated Articles of Incorporation, as amended, do not eliminate a director’s duty of care and, in appropriate circumstances, equitable remedies, such as injunctive or other forms of non-monetary relief, will remain available under the NRS. This provision also does not affect a director’s responsibilities under any other laws, such as the federal securities laws or other state or federal laws. Under our Bylaws, we are empowered to enter into indemnification agreements with our directors, officers and employees to purchase insurance on behalf of any person whom we are required or permitted to indemnify.

In addition to the indemnification required in our Bylaws, we have entered into indemnification agreements with each of the individuals serving on our board of directors. These agreements provide for the indemnification of our directors to the fullest extent permitted by law. We believe that these bylaw provisions and indemnification agreements are necessary to attract and retain qualified persons as directors, officers and employees. We also maintain directors’ and officers’ liability insurance.

The limitation of liability and indemnification provisions in our bylaws may discourage stockholders from bringing a lawsuit against our directors and officers for breach of their fiduciary duties. They may also reduce the likelihood of derivative litigation against our directors and officers, even though an action, if successful, might benefit us and our stockholders. Further, a stockholder’s investment may be adversely affected to the extent that we pay the costs of settlement and damage awards against our directors and officers pursuant to these indemnification provisions.

Insofar as indemnification for liabilities arising under the Securities Act may be permitted to our directors, officers and certain employees pursuant to the foregoing provisions, or otherwise, we have been advised that, in the opinion of the Commission, such indemnification is against public policy as expressed in the Securities Act, and is, therefore, unenforceable.

There is no pending litigation or proceeding naming us or any of our directors or officers as to which indemnification is being sought, nor are we aware of any pending or threatened litigation that may result in claims for indemnification.

Item 7. Exemption from Registration Claimed

Not applicable.

Item 8. Exhibits

Exhibit No.	Document Description	Incorporation by Reference

4.1	Restated Articles of Incorporation of Vistagen Therapeutics, Inc., dated August 16, 2016	Exhibit 3.1 to the Company’s Current Report on Form 8-K, filed on August 17, 2016.
4.2	Second Amended and Restated Bylaws of Vistagen Therapeutics, Inc., dated August 16, 2016	Exhibit 3.2 to the Company’s Current Report on Form 8-K, filed on August 17, 2016.
4.3	Certificate of Amendment to the Restated and Amended Articles of Incorporation of Vistagen Therapeutics, Inc., dated September 15, 2017	Exhibit 3.1 to the Company’s Current Report on Form 8-K, filed on September 20, 2017.
4.4	Certificate of Amendment to the Restated and Amended Articles of Incorporation, as amended, of Vistagen Therapeutics, Inc., dated September 6, 2019	Exhibit 3.1 to the Company’s Current Report on Form 8-K, filed on September 6, 2019.
4.5	Certificate of Amendment to the Restated and Amended Articles of Incorporation, as amended, of Vistagen Therapeutics, Inc., dated March 5, 2021	Exhibit 3.1 to the Company’s Current Report on Form 8-K, filed on March 5, 2021.
4.6	Amendment No. 2 to the Second Amended and Restated Bylaws of Vistagen Therapeutics, Inc.	Exhibit 3.1 to the Company’s Current Report on Form 8-K, filed on August 31, 2022.
4.7	Certificate of Amendment to the Restated and Amended Articles of Incorporation, as amended, of Vistagen Therapeutics, Inc., dated June 6, 2023	Exhibit 3.1 to the Current Report on Form 8-K, filed June 6, 2023.
5.1	Opinion of Disclosure Law Group, a Professional Corporation	Filed herewith.
23.1	Consent of WithumSmith+Brown, PC	Filed herewith.
23.2	Consent of Disclosure Law Group, a Professional Corporation.	Included in Exhibit 5.1.
24.1	Power of Attorney	Included on the signature page of this Registration Statement.
99.1	Vistagen Therapeutics, Inc. Amended and Restated 2019 Omnibus Equity Incentive Plan, as amended	Appendix B to the Registrant’s Definitive Proxy Statement, filed with the Commission on July 23, 2019.
99.2	Vistagen Therapeutics, Inc. 2019 Employee Stock Purchase Plan	Appendix C to the Registrant’s Definitive Proxy Statement, filed with the Commission on July 23, 2019.
107	Filing Fees Exhibit	Filed herewith.

Item 9.	Undertakings

(a)   The undersigned Registrant hereby undertakes:

(1)   To file, during any period in which offers or sales are being made, a post-effective amendment to this Registration Statement:

(i)    To include any prospectus required by Section 10(a)(3) of the Securities Act; and

(ii)   To reflect in the prospectus any facts or events arising after the effective date of this Registration Statement (or the most recent post-effective amendment thereof) which, individually or in the aggregate, represent a fundamental change in the information set forth in the Registration Statement; and

(iii)  To include any material information with respect to the plan of distribution not previously disclosed in the Registration Statement or any material change to such information in the Registration Statement; and

Provided, however, that paragraphs (1)(i) and (1)(ii) above do not apply if the information required to be included in a post-effective amendment by those paragraphs is contained in reports filed with or furnished to the Commission by the Registrant pursuant to Section 13 or Section 15(d) of the Exchange Act that are incorporated by reference in the Registration Statement.

(2)   That, for the purpose of determining any liability under the Securities Act, each such post-effective amendment shall be deemed to be a new registration statement relating to the securities offered therein, and the offering of such securities at that time shall be deemed to be the initial bona fide offering thereof; and

(3)   To remove from registration by means of a post-effective amendment any of the securities being registered which remain unsold at the termination of the offering.

(b)   The undersigned Registrant hereby undertakes that, for purposes of determining any liability under the Securities Act, each filing of the Registrant's annual report pursuant to Section 13(a) or Section 15(d) of the Exchange Act (and, where applicable, each filing of an employee benefit plan's annual report pursuant to Section 15(d) of the Exchange Act) that is incorporated by reference in this Registration Statement shall be deemed to be a new registration statement relating to the securities offered therein, and the offering of such securities at that time shall be deemed to be the initial bona fide offering thereof.

(h)   Insofar as indemnification for liabilities arising under the Securities Act may be permitted to directors, officers and controlling persons of the Registrant pursuant to the foregoing provisions, or otherwise, the Registrant has been advised that in the opinion of the SEC such indemnification is against public policy as expressed in the Securities Act and is, therefore, unenforceable. In the event that a claim for indemnification against such liabilities (other than the payment by the Registrant of expenses incurred or paid by a director, officer or controlling person of the Registrant in the successful defense of any action, suit or proceeding) is asserted by such director, officer or controlling person in connection with the securities being registered, the Registrant will, unless in the opinion of its counsel the matter has been settled by controlling precedent, submit to a court of appropriate jurisdiction the question whether such indemnification by it is against public policy as expressed in the Securities Act and will be governed by the final adjudication of such issue.

SIGNATURES

Pursuant to the requirements of the Securities Act of 1933, the registrant certifies that it has reasonable grounds to believe that it meets all of the requirements for filing on Form S-8 and has duly caused this registration statement to be signed on its behalf by the undersigned, thereunto duly authorized, in the city of South San Francisco, State of California, on June 14, 2024.

Vistagen Therapeutics, Inc.

By: /s/ Shawn K. Singh
Name: Shawn K. Singh
Title: Chief Executive Officer

POWER OF ATTORNEY

KNOW ALL PERSONS BY THESE PRESENTS, that each person whose signature appears below constitutes and appoints Shawn K. Singh, as his or her true and lawful attorneys-in-fact and agent, with full power of substitution and resubstitution, for him or her and in their name, place and stead, in any and all capacities, to sign any and all amendments (including post-effective amendments) to this registration statement, and to sign any registration statement for the same offering covered by this registration statement that is to be effective on filing pursuant to Rule 462(b) under the Securities Act of 1933, as amended, and all post-effective amendments thereto, and to file the same, with all exhibits thereto and other documents in connection therewith, with the Securities and Exchange Commission, granting unto said attorney-in-fact and agent, full power and authority to do and perform each and every act and thing requisite and necessary to be done in connection therewith, as fully to all intents and purposes as he might or could do in person, hereby ratifying and confirming all that said attorney-in-fact and agent, or his substitute or substitutes, may lawfully do or cause to be done by virtue hereof.

Pursuant to the requirements of the Securities Act of 1933, this registration statement has been signed by the following persons in the capacities and on the dates indicated.

Signature	Title	Date

/s/ Shawn K. Singh Shawn K. Singh	Chief Executive Officer and Director (Principal Executive Officer)	June 14, 2024

/s/ Cynthia L. Anderson Cynthia L. Anderson	Chief Financial Officer (Principal Financial and Accounting Officer)	June 14, 2024

/s/ Margaret M. FitzPatrick Margaret M. FitzPatrick	Chair of the Board of Directors	June 14, 2024

/s/ Ann M. Cunningham Ann M. Cunningham	Director	June 14, 2024

/s/ Joanne Curley Joanne Curley	Director	June 14, 2024

/s/ Jerry B. Gin Jerry B. Gin	Director	June 14, 2024

/s/ Mary L. Rotunno Mary L. Rotunno	Director	June 14, 2024

/s/ Jon S. Saxe Jon S. Saxe	Director	June 14, 2024